EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-160719) of Orion Marine Group, Inc.,

2)	Registration Statement (Form S-8 No. 333- 148301) pertaining to the Orion Marine Group, Inc. 2007 Long Term Incentive Plan

3)	Registration Statement (Form S-8 No. 333-174814) pertaining to the Orion Marine Group, Inc. 2011 Long Term Incentive Plan, and

4)	Registration Statement (Form S-8 No. 333-218222) pertaining to the Orion Group Holdings, Inc. 2017 Long-Term Incentive Plan;

of our report dated March 24, 2017, with respect to the consolidated financial statements and schedule of Orion Group Holdings, Inc. as of December 31, 2016 and for the year then ended, included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP
Houston, Texas
March 26, 2019